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                                                     Exhibit 8(a)
    [Simmons, Perrine, Albright & Ellwood, P.L.C. letterhead]



May 8, 1995




The Board of Directors
Clay Holding, Inc.
101 Lincoln Street
Cedar Falls, Iowa  50613

Ladies and Gentlemen:

          RE:  Clay Holding, Inc. Employee
               Stock Purchase Plan

     We have acted as special counsel to Clay Holding, Inc. ("Clay
                                                              ----
Holding") and its wholly-owned subsidiary, Clay Equipment
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Corporation ("Clay Equipment") in connection with the contemplated
              --------------
amendment to the Clay Holding, Inc. Employee Stock Ownership Plan ("ESOP") and the termination thereof, in accordance with and
  ----
pursuant to Sections 11.01 and 11.02, respectively, of that certain Asset Purchase Agreement dated April 11, 1995 among Clay Equipment, Clay Holding and Top Air Manufacturing, Inc. (the "Purchase
                                                   --------
Agreement").  Unless otherwise indicated, defined terms used herein
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shall have the same meanings as ascribed to them in the Purchase
Agreement.

     In rendering the opinions expressed herein, we have examined the "ESOP Trust" (defined below), the latest IRS determination letter for the ESOP dated February 15, 1995, records, resolutions, schedules, analyses and other documents as deemed appropriate by us, including a proposed draft of a Form 5310 and attachments thereto to be submitted to the Internal Revenue Service ("IRS") for
                                                          ---
the issuance of a determination as to the matters being opined upon herein, and have relied upon written certificates of the officers of Clay Holding and/or Clay Equipment as to certain factual matters. Based on the foregoing, we are of the opinion that:

     1. The ESOP is a qualified stock bonus plan meeting the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The trust created
                                         ----
          under the ESOP document (the "ESOP Trust") is a tax-
                                        ----------
          exempt trust under the provisions of Section 501(a) of the Code.

     2. The ESOP satisfies the requirements for an "employee stock ownership plan" set forth in Section 4975(e)(7) of the Code.

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The Board of Directors
Clay Holding, Inc.
May 8, 1995
Page -2-

     3. Neither the consummation of the Transaction nor the contemplated amendment or termination of the ESOP will adversely affect the qualification of the ESOP or the tax-exempt status of the ESOP Trust under Sections 401(a), 501(a), and 4975(e) of the Code.

     4. Distributions from the ESOP to Plan Participants following the termination thereof will be subject to federal income taxation to such Plan Participants under
          Section 402(a) of the Code, except to the extent that any such distribution is rolled over pursuant to the provisions of Section 402(c) of the Code. However, such distributions will be subject to federal income tax withholding under Section 3405(c)(1) to the extent not directly rolled over to an eligible retirement plan as defined in Section 402(c)(8)(B) of the Code.

     Our opinion is based upon existing law and currently applicable Treasury Department regulations promulgated or proposed under the Code, current published administrative positions of the IRS contained in Revenue Rulings, Revenue Procedures, and Private Letter Rulings and judicial decisions, all of which are subject to change either prospectively or retroactively.

     The information set forth herein is as of the date hereof. We assume no obligation to advise you of changes which may thereafter be brought to our attention. To the extent the opinions expressed above are based on any factual matters, we have relied upon information provided us by Clay Holding or Clay Equipment with respect to which we have made no independent investigation unless otherwise noted. We do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof, nor assume any responsibility to advise you of subsequent changes in our opinions. We give no opinion on any matter not specifically set forth in this letter and we give no opinion on the fairness of the transactions contemplated by the Purchase Agreement.

     The foregoing opinions represent our best judgment of the likely outcome of those issues if challenged and litigated. With respect to some of such issues, existing precedents provide very little guidance because the resolution of such issues will be determined based upon the facts and circumstances peculiar to the matter. Therefore, while the opinions and views expressed in this letter are based upon our best interpretations of existing sources of law and the factual situations, no assurance can be given that such interpretations would be followed by the IRS or the courts if

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The Board of Directors
Clay Holding, Inc.
May 8, 1995
Page -3-

they became the subject of administrative or judicial proceedings or that the position of counsel as set forth in the opinions expressed herein will not be challenged by the IRS.

     We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 to be filed by Top Air Manufacturing, Inc. covering the Shares to be issued by it in connection with the Transaction and to the use of our name in such Registration Statement, and all amendments thereto. We also consent to the filing of copies of this opinion with the appropriate agencies of such states as deemed necessary in the course of complying with the laws of such states regarding such issuance of the Shares.

     We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 to be filed by Top Air Manufacturing, Inc. covering the Shares to be issued by it in connection with the Transaction and to the use of our name in such Registration Statement, and all amendments thereto. We also consent to the filing of copies of this opinion with the appropriate agencies of such states as deemed necessary in the course of complying with the laws of such states regarding such issuance of the Shares.

     Except as permitted in the preceding paragraph, this opinion is not be quoted in whole or in part or otherwise referred to in any of the parties' financial statements or other public releases, nor is it to be filed with any governmental agency or other person without the prior written consent of this firm, and this letter may not be relied upon by any other person or for any other purposes whatsoever.

                                  Very truly yours,




                                  SIMMONS, PERRINE, ALBRIGHT &
                                  ELLWOOD, P.L.C.



                                  By  /s/ Dean R. Einck
                                    ---------------------------------
                                        Dean R. Einck, A Member